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                                                                    EXHIBIT 10.6


                              PROTECTION ONE, INC.


      This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 24th day of November, 1997, between John E. Mack, III (the "Employee") and Protection One, Inc. a Delaware corporation (including any and all subsidiaries, the "Company").

                                   WITNESSETH:

      WHEREAS, Employee has for many years been an executive officer and key employee of the Company;

      WHEREAS, Employee and the Company have been parties to employment agreements for many years, the last the Amended and Restated Employment Agreement dated as of May 24, 1996;

      WHEREAS, the Company and Western Resources, Inc. have entered into a Contribution Agreement dated as of July 30, 1997 (as amended, the "Contribution Agreement"); and

      WHEREAS it is a condition to the closing of the Contribution Agreement that the Company and Employee enter into this Agreement which will supersede and replace all prior agreements between the Company and Employee concerning the subject matter hereof,

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the natural covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

      1. The Company hereby employs and continues to engage the Employee as Executive Vice President - Business Development, and Employee's office shall at all times be in Southern California.

      2. The term of this Agreement shall commence on the date hereof and shall be continually extended such that at all times the remaining term hereof is three years; provided, however, that this Agreement shall be subject to termination as provided in Sections 10 and 11 hereof.

      3. Subject to the supervision and direction of the Board, the Employee agrees that he shall, at all times, faithfully, industriously and to the best of his ability and experience, perform all the duties that may be required of him pursuant to the terms hereof to the satisfaction of the Company. The Employee shall devote his full time and attention to the duties assigned to him and shall serve the Company diligently and honestly in its business and use his best endeavors to promote the interest of the Company.

      4. As long as the Employee remains employed by the Company, in consideration of the services to be performed by the Employee during the term of this Agreement, the Company shall pay or cause to be paid the Employee, and the Employee shall accept in full payment for such services, a base salary (the "Base Salary") of $270,800 per year, payable monthly, subject to increase in accordance with the Company's policy with respect to executive salaries as in effect from time to time.


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      5.    During the term of this Agreement, the Employee shall be entitled to participate in the Company's 1997 Long-Term Incentive Plan, the Company's bonus plan for senior executives, any and all stock incentive award programs now in effect or hereinafter adopted by the Board, the Company's 401(k) plan and all benefit plans, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, provided to actively employed senior executives of the Company in accordance with the terms and conditions of such plans as each plan is in effect from time to time.

      6. The Company shall provide, at no cost to the Employee, insurance and health care benefits from time to time (and subject to modification) generally offered by the Company to its key employees.

      7. In the event that the Employee is required to travel in connection with his employment, the Company shall advance funds to the Employee or reimburse him, for reasonable and documented travel, subsistence and other out-of-pocket expenses, as well as non-travel business entertainment expenses incurred by him, in accordance with the then prevailing policies of the Company.

      8. The Employee shall receive a monthly automobile usage allowance of $500 in lieu of any other allowance for automobile expenses other than reimbursement for gas, tolls and parking away from the office when on Company business.

      9. The Employee shall be entitled to vacation in accordance with vacation policies adopted from time to time by the Board for the Company's key employees. The Employee's initial vacation entitlement is three (3) weeks per year.

      10.   (a)   The Company may terminate this Agreement for "Cause" upon 30 days written notice. For purposes of this Agreement, "Cause" shall mean and be limited to the following events: (i) an act of fraud, embezzlement or similar conduct by Employee involving the Company; (ii) a conviction of a felony involving moral turpitude; (iii) a continuing, repeated willful failure or refusal by Employee to perform his duties; (iv) willful or serious misconduct on the part of employee which continues and is demonstrably injurious to the Company; or (v) Employee engages in and continues to engage in any activity which is in conflict with or adverse to the business interests of the Company; provided, however, that this Agreement may not be terminated under subclauses
(iii), (iv) or (v) hereof unless Employee shall have first received written notice from the Board advising Employee of the specific acts or omissions alleged to constitute and such failure or refusal to perform and such acts or omissions continue after Employee shall have had a reasonable opportunity to correct the acts or omissions cited in such notice. In no event shall alleged incompetence in performance of Employee's duties be deemed grounds for termination for "Cause." In the event of termination for "Cause," (x) Employee shall be entitled to receive that portion of the Base Salary, and all other benefits and unreimbursed expenses pursuant to Sections 4, 5, 6, 7, 8 and 9 hereof accrued through the date of termination.

            (b) If Employee shall die during the term of this Agreement, this Agreement and all of the Company's obligations hereunder shall terminate, except that Employee's estate or designated beneficiaries shall be entitled to receive
(A) all earned and unpaid compensation (including Base Salary, prior termination or otherwise), and (B) an annual termination amount (the Termination Amount") for three years equal, each year, to the Base Salary at time of


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death plus the last annual bonus paid or payable to Employee, paid in equal monthly installments on the first day of each calendar month during such three year period.

            (c) If Employee becomes ill or is injured or disabled during the term such that Employee falls to perform all or substantially all of the duties to be rendered hereunder and such failure continues for a period in excess of 180 consecutive days (a "Disability"), the Company may, at its option, terminate employee and, upon such termination, shall pay to Employee the Termination Amount each year provided that any long-term disability payments received by Employee under any disability insurance plan made available to Employee by the Company if the premiums were paid by the Company shall be deducted from the Termination Amount otherwise required to be paid to Employee hereunder.

            (d) If the Company elects to terminate Employee for any reason other than as expressly set forth in Sections (a), (b) and (c) above or for no reason whatsoever (a "Severance Termination"), Employee shall receive the "Separation Package." As used herein, the "Separation Package" shall mean the Termination Amount each year for three years payable monthly on the first day of each calendar month and in addition, all stock options and other awards previously granted shall become exercisable and shall remain exercisable for three years. In the event of a Severance Termination, Employee will also be provided with reasonable office space and secretarial support for up to three months, and the Company shall pay the costs of outplacement services with a provider of its choice at a level appropriate to Employee's title and position as requested by Employee. Notwithstanding the provisions of this Section 10(d), in the event that the Employee breaches any of the covenants set forth in
Section 14 hereof, then the "Termination Amount" shall consist solely of the Base Salary at the time of the Employee's termination of employment and shall not include any bonus.

      11. The Employee may terminate his employment at any time. However, Employee shall be deemed to have terminated his employment for "Good Reason" only if he terminated his employment by giving Notice of Termination as set forth below within ninety (90) days after the occurrence of any of the following events (provided the Company does not cure such event within sixty (60) days following its receipt of the Employee's Notice of Termination):

                  (i) Without the Employee's prior written consent, the Company assigns the Employee to duties materially inconsistent in any respect with his position, authority, duties or responsibilities as set forth in Section 1, or takes any other action that results in a material diminution in Employee's current position, authority, duties, or responsibilities; provided, however that any change in the Employee's position, authority, duties or responsibility which is due solely to the Company becoming a company that is no longer publicly traded, or due to an Internal reorganization which results in the Company becoming a division of any parent of the Company, shall not be deemed to constitute good reason hereunder.

                  (ii) The Employee's base salary, or his targeted bonus under the Company's bonus plan for any fiscal year, is reduced for any reason other than in connection with the termination of his employment.

                  (iii) For any reason other than in connection with the
            termination of the Employee's employment or in connection with any change to the Company's benefit programs applicable to all Company employees generally made in the normal


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            course of business, the Company materially reduces benefits provided to the Employee under Section 4, unless the Company agrees, as evidenced by written agreement between the Company and the Employee, to fully compensate the Employee for any such material reduction.

                  (iv) The assignment of the Employee, without his prior written consent, to a Company office located outside of Southern California.

                  (v) The Company's failure to obtain an agreement from any successor or assign of the Company to assume and to agree to perform this Agreement.

                  (vi) The Company otherwise materially breaches its obligations to make payments to the Employee under this Agreement. Any termination of the Employee's employment by the Employee other than termination upon the Employee's death, shall be communicated by written Notice of Termination to the Company. The notice shall indicate the termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. If the Employee terminates his employment for Good Reason pursuant to this Section, his Employment shall terminate on the date that is sixty (60) days after Notice of Termination is given (provided that the Company does not cure such event during that sixty (60) day period). If the Employee terminates his employment for Good Reason, the Employee shall receive the Separation Package commencing on the date his employment shall terminate. Notwithstanding the provisions of this
            Section 11, in the event that the Employee breaches any of the covenants set forth in Section 14 hereof, then the "Termination Amount" shall consist solely of the Base Salary at the time of the Employee's termination of employment and shall not include any bonus. If the Employee terminates his employment other than for Good Reason, his employment shall terminate on the date that is sixty
            (60) days after Notice of Termination is given and (x) Employee shall be entitled to receive that portion of the Base Salary, and all other benefits and unreimbursed expenses pursuant to Sections 4, 5, 6, 7, 8 and 9 hereof accrued through the date of termination.

      12. The Company shall be entitled to all of the benefits and profits arising from or incident to all work, service, and advice of the Employee provided to the Company by the Employee.

      13.   (a)   The Employee during the term of employment under this
Agreement will have access to and become acquainted with various trade secrets, consisting of technical data, plans and specifications, research and test results, feasibility studies, business plans, financial records, customer lists, and other business documents, which are owned by the Company, or its shareholders, and which are regularly used in the operation of the business of the Company. The Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment with the Company. All files, records, documents, plans, and similar items relating to the business of the Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed under any circumstances from the premises where the work of the Company is being carried on without the prior written consent of the Company.


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            (b)   The Employee in the course of his duties will or may be
handling technical, statistical, and planning data on the future plans and requirements for customers and/or potential customers of the Company, and similar material pertaining to the Company's shareholders. All such data is confidential and shall not be disclosed, directly or indirectly, or used by the Employee in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Employee's employment with the Company.

            (c) All concepts, designs, ideas, inventions, know-how, and industrial property rights (hereinafter called "Inventions") created, devised or Improved by the Employee during the term of employment relating to the business of the Company shall be the sole and exclusive property of the Company and shall be treated in a confidential manner pursuant to the Section 13(a) above. The Employee shall fully disclose all such Inventions to the Company. The handling of any Inventions made by the Employee during employment term shall be governed by the provisions set forth below:

                  (i) The Employee agrees that any Inventions made by the Employee, solely or Jointly with others, during the term of this Agreement, that are made with the Company's equipment, supplies, facilities, trade secrets, or time; or that relate, at the time of conception or of reduction to practice, to the business of the Company or to the Company or the Company's actual or demonstrably anticipated research or development; or that result from any work performed by the Employee for the Company, shall belong to the Company, and promises to assign all such Inventions to the Company.

                  (ii) The Employee also agrees that the Company shall have the right to keep any such Inventions as trade secrets, if the Company so chooses.

                  (iii) The Employee agrees to assign to the Company all rights any other inventions.

                  (iv) In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence all Inventions that Employee makes during the course of his employment and all patent applications filed by the Employee within a year after termination of his employment.

                  (v) The Employee shall assist the Company in obtaining patents on all Inventions, designs, improvements, and discoveries deemed patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and exclusive title thereto, and to protect the same against infringement by others.

                  (vi) For the purposes of this Agreement, an Invention is deemed to have been made during the period of the Employee's employment if the Invention was conceived or first actually reduced to practice during that period, and the Employee agrees that any patent application filed within one year after termination of his employment hereunder shall be presumed to relate


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            to an invention made during the term of the Employee's employment unless the Employee can provide conclusive written evidence to the contrary.

      14. During the term of this Agreement, the Employee agrees that he will not, directly or indirectly, be interested in any manner as partner, officer, director, stockholder (other than a passive investor, which shall be defined as ownership of less than 1% of the equity of a publicly traded corporation or association), consultant, advisor, employee or in any other capacity in or with respect to any other firm, corporation, partnership, trust, association or organization which is engaged in any line of business in any geographical area in which the Company is engaged or has under development.

      After the date of the termination of Employee's employment, whether pursuant to Section 10 or 11 hereof or otherwise, Employee agrees that he will not, during the period commencing on the date of termination and continuing for the longer of (i) 365 days after termination or (Ii) so long as the Company is timely paying the Termination Amount each year and all other amounts due hereunder, directly or indirectly, be interested in any manner as partner, officer, director, stockholder (other than a passive investor, which shall be defined as ownership of less than 1% of the equity of a publicly traded corporation or association), consultant, advisor, employee or in any other capacity in or with respect to any other firm, corporation, partnership, trust, association or organization which is engaged in any lines of business in which the Company is engaged or has under development in any county of any state in which the Company is doing business.

      After the date of the termination of Employee's employment, whether pursuant to Section 10 or 11 hereof or otherwise, Employee agrees that he will not, during the period commencing on the date of termination and continuing for the longer of (i) 365 days after termination or (ii) so long as the Company is timely paying the Termination Amount each year and all other amounts due hereunder, (A) entice, induce, solicit, or encourage any employee to leave the employ of the Company to engage in any line of business in which the Company is engaged or has under development as of the date of termination of Employee's employment with the Company or (B) hire any other employee of the Company to engage in any lie of business if such employee's base salary and any fixed or guaranteed bonus per year will be more than $50,000.

      15. In the event that any court or tribunal of proper jurisdiction and venue shall find that the restrictions contained in Section 14 above are unreasonable, the parties agree that such court shall determine a reasonable time and/or geographical area for such restrictions. To the extent that any other obligations set forth in this Agreement shall be declared invalid or unenforceable, said clause of obligation shall be deemed to be severable, and the remaining obligations imposed by the provisions of this Agreement shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein.

      16. The Employee agrees that the remedy at law for any breach or threatened breach of the restrictions contained in Section 14 above will be inadequate, and that any breach or threatened breach would cause immediate and permanent damages as would be impossible to ascertain. Therefore, the Employee agrees that in the event of any breach or threatened breach of any provisions of
Section 14 above by him, addition to any and all legal, equitable and arbitral remedies available to the Company for such breach or threatened breach, including a recovery of damages, the Company shall be entitled to obtain in any court or tribunal having jurisdiction preliminary or permanent injunctive relief without


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the necessity of proving actual damage by reason of such breach, and to the extent permissible under the application statutes and rules of procedure, a temporary restraining order may be granted immediately upon commencement of such action.

      17. The Employee represents and warrants that (a) he is not a party to or bound by any agreement or subject to any restriction or limitation, whether written, oral or arising out of any prior or current relationship, which would be violated or impaired by his entering into, and performing for the Company his obligations under this Agreement and (b) he does not possess confidential information arising out of any such relationship which would be utilized in connection with his employment by the Company.

      18. This Agreement supersedes all prior agreements and understandings between the parties with respect to the employment and understandings between the parties with respect to the employment contemplated herein and sets forth a complete agreement and understanding of the parties. No change, termination or attempted waiver of any of the provisions of this Agreement shall be of any force or effect unless the same is set forth in writing, duly adopted by written resolution of the Board, and duly executed by the party against which it is sought to be enforced.

      19. The failure of either party to insist in one or more instances upon the terms and conditions of this Agreement, or to exercise any right hereunder, shall not be construed as a waiver of the future performance of any such term or the future exercise of such right, and the obligation of each party with respect to such future performance shall continue in full force and effect.

      20. It is the intention of the Company and the Employee that this Agreement and the performance hereunder and all suits and special proceedings that might be brought pursuant hereto be construed in accordance with the laws of the State of California, and that in any action, special proceeding, or other proceeding that may be brought arising out of, or in connection with, or by reason of this Agreement, the laws of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

      21. Any controversy or claim arising out of or relating to this Agreement or its interpretation or the breach thereof shall be determined by arbitration before the American Arbitration Association, which arbitration shall be held in Los Angeles, California in accordance with the Commercial Arbitration Rules of said American Arbitration Association. The award of the arbitrator shall be final and binding on the parties and may be entered as a judgment or decree in any court having jurisdiction of such proceedings. The costs and legal fees of all parties to any arbitration proceeding shall be borne by the party against whom the award is made.

      22. This Agreement is not assignable by the Employee, but is assignable by the Company to any subsidiary, parent, affiliated or associated company or any company which purchases the assets of the Company. As used herein, the term "the Company" shall include any company to which this Agreement shall have been assigned.

      23. Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by


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certified mail or registered mail, postage prepaid to each of the parties at the following addresses:

                      Employee:             John E. Mack, III
                                            427 El Medio Drive
                                            Pacific Palisades, CA 90272

                      The Company:          Protection One, Inc.
                                            6011 Bristol Parkway
                                            Culver City, CA 90230
                                            Attn: Chairman of the Board

      Any party may change his address for the purposes of this Section by giving written notice of such change to the other party in the manner herein provided for giving notice.

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first written above.

EMPLOYER                                    EMPLOYEE

PROTECTION ONE, INC.


By: /s/ JAMES M. MACKENZIE, JR.                /s/ JOHN E. MACK, III
    ------------------------------------    ---------------------------------
        James M. Mackenzie, Jr.                    John E. Mack, III
        President
        and Chief Executive Officer


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